Exhibit j(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 33-08058 on Form N-1A of our report dated July 22, 2025, relating to the financial statements and financial highlights of BlackRock Strategic Municipal Opportunities Fund of BlackRock Municipal Series Trust (the “Fund”) appearing in the Form N-CSR of the Fund for the year ended May 31, 2025, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
September 22, 2025